Exhibit 3.1

AMENDED

CERTIFICATE OF INCORPORATION

OF

GERBER SCIENTIFIC, INC.

FIRST:  The name of the corporation is Gerber Scientific, Inc. (the “Corporation”).

SECOND:  The number of shares of stock that the Corporation is authorized to issue is one hundred (100), par value $0.01 per share, all of which shares are designated as common stock (the “Common Stock”).  The Common Stock shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon dissolution.

THIRD:  The street address of the Corporation’s registered office is c/o CT Corporation System, One Corporate Center, Floor 11, Hartford, CT 06103, and the name of its initial registered agent at such office is CT Corporation System.

FOURTH:  The purposes for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Connecticut Business Corporation Act (the “CBCA”).

FIFTH: The personal liability of any director to the Corporation or its shareholders for monetary damages for breach of duty as a director is hereby limited to the amount of the compensation received by the director for serving the Corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the director, (b) enable the director or an associate, as defined in subdivision (2) of Section 33-840 of the CBCA, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation, or (e) create liability under Section 33-757 of the CBCA. Any lawful repeal or modification of this provision by the shareholders and the Board of Directors of the Corporation shall not adversely affect any right or protection of a director existing at or prior to the time of such repeal or modification.

SIXTH:  Indemnification.

1.           The Corporation shall indemnify its directors for liability, as defined in Section 33-770(3) of the CBCA, to any person for any action taken, or any failure to take any action, as a director, except liability that: (a) involved a knowing and culpable violation of law by the director; (b) enabled the director or an associate (as defined in Section 33-840 of the CBCA) to receive an improper personal gain; (c) showed a lack of good faith and conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that the director's conduct or omission created an unjustifiable risk of serious injury to the Corporation; (d) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation; or (e) created liability under Section 33-757 of the CBCA. Notwithstanding anything in the preceding sentence to the contrary, the Corporation shall be required to indemnify a director in connection with a proceeding commenced by such director only if (i) the commencement of such proceeding by the director was authorized by the Board of Directors of the Corporation or (ii) such proceeding was brought to establish or enforce a right of indemnification under this Section or the By-Laws of the Corporation. This Article SIXTH shall not affect the indemnification or advance of expenses to a director for any liability stemming from acts or omissions occurring prior to the effective date of this Article SIXTH. Any lawful repeal or modification of this Article SIXTH or the adoption of any provision inconsistent herewith by the Board of Directors and the shareholders of the Corporation shall not, with respect to a person who is or was a director, adversely affect the indemnification or advance of expenses to such person for any liability stemming from acts or omissions occurring prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

2.           The Corporation shall not be obligated by Section 33-776(d) of the CBCA to indemnify, or advance expenses, to any current or former employee or agent of the Corporation who is not a director of the Corporation. However, the Corporation may, at the discretion of the Board of Directors, indemnify, or advance expenses to, any current or former employee or agent of the Corporation, who is not a director, to the fullest extent permitted by law.

ACCEPTANCE OF APPOINTMENT OF REGISTERED AGENT

The undersigned registered agent of the Corporation specified in Article THIRD above hereby consents to such appointment.
CT CORPORATION SYSTEM

By:	/s/ JENNIFER QUINN
Name: Jennifer Quinn
Title: Assistant Secretary